Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 9, 2010 (except for the sixth paragraph of Note 1, as to which the date is May 14, 2010), in the Pre-Effective Amendment No.1 to the Registration Statement (Form S-1 No. 333-165884) and related Prospectus of DARA BioSciences, Inc. and subsidiaries dated May 14, 2010.

/s/ Ernst & Young LLP

Raleigh, North Carolina

May 14, 2010